Alico, Inc. Announces Update on Previously Disclosed Tax Audits
Company Does Not Accept Current IRS Position

La Belle, FL., August 18, 2006 -- Alico, Inc. (NASDAQ: ALCO), a leading landholder and agribusiness company, announced that, as expected, it has received a thirty day letter dated August 14, 2006 from the Internal Revenue Service pertaining to ongoing audits of Alico for the tax years 2000 through 2004. The letter proposes changes to the Company’s tax liabilities for each of these tax years and requires the Company either to agree with the changes and remit the specified taxes and penalties, or to submit a rebuttal within 30 days.

As previously disclosed, the IRS has proposed several alternative theories as a basis for its argument that Alico should have reported additional taxable income in the years under audit. These theories principally relate to the formation and capitalization of the Company's Agri Insurance subsidiary and its tax exempt status during the years under audit. Under the theories proposed, the IRS has calculated additional taxes and penalties due ranging from a minimum of $39.4 million dollars to a maximum of $82.3 million dollars. The letter does not quantify the interest on the taxes.

The Company does not accept the IRS position and intends to continue to oppose vigorously any attempt by the IRS to impose such an assessment in connection with the Agri Insurance matter.

About Alico

Alico, Inc., a leading landholder and agribusiness company operating in Central and Southwest Florida, owns approximately 136,000 acres of land located in Collier, Hendry, Lee and Polk counties. Alico is involved in various operations and activities including the production, purchase, harvesting and marketing of citrus, cattle ranching, sugarcane and sod production, and various other agricultural ventures. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For Further Information Contact:

John R. Alexander
La Belle, Florida
(863) 675-2966

Some of the statements in this press release include statements about future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, which include references to expectations about future prospects are predictive in nature or depend upon or refer to future events or conditions which may not be achievable and, are subject to known, as well as, unknown risks and uncertainties that may cause actual results to differ materially from our expectations. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.